Power of Attorney
(Limited to Execution of Forms 4 and 5)


I, Charles J. Pitman, do hereby constitute and appoint Cheri L. Peper, Rajesh Sharma, and Richard D. Black (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Apache Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by Apache Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 5th day of May 2010.


/s/ Charles J. Pitman


State of Texas

County of Harris

On this 5th day of May 2010, before me personally came Charles J. Pitman, to me known, and acknowledged this instrument. Witness my hand and official seal.


/s/ Melinda Jenkins

[Seal for Melinda Jenkins]
[Notary Public, State of Texas]
[My Commission Expires 07-25-2012]